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EXHIBIT 11.0           COMPUTATION OF EARNINGS PER SHARE
               (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                  THREE MONTHS ENDED        NINE MONTHS ENDED
                                                  -------------------      --------------------
                                                  MAY 30,    MAY 31,       MAY 30,     MAY 31,
                                                   1998      1997 (a)       1998       1997 (a)
BASIC:                                                          (b)                      (b)
  Weighted average common shares outstanding       5,080         279        5,075       5,504
  Income from continuing operations              $ 3,267     $ 3,325      $ 5,542     $ 5,849
  Discontinued operations                             --        (549)          --      (1,468)
  Net Income                                     $ 3,267     $ 2,776      $ 5,542     $ 4,381
Per share amounts:
  Income from continuing operations              $  0.64     $  0.63      $  1.09     $  1.06
  Discontinued operations                             --       (0.10)          --       (0.26)
  Net Income                                     $  0.64     $  0.53      $  1.09     $  0.80

DILUTED:                                                        (b)                      (b)
  Weighted average common shares outstanding       5,080       5,279        5,075       5,504
  Weighted average dilutive potential common
   shares outstanding                                230          47          147         119
  Total                                            5,310       5,326        5,222       5,623

  Income from continuing operations              $ 3,267     $ 3,325      $ 5,542     $ 5,849
  Discontinued operations                             --        (549)          --      (1,468)
  Net Income                                     $ 3,267     $ 2,776      $ 5,542     $ 4,381
Per share amounts:
  Income from continuing operations              $  0.62     $  0.62      $  1.06     $  1.04
  Discontinued operations                             --       (0.10)          --       (0.26)
  Net Income                                     $  0.62     $  0.52      $  1.06     $  0.78
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(a)  Restated for discontinued operations reported in the fourth quarter, 1997
(b)  Restated to conform with the provisions of Statement of Financial
     Accounting Standards No. 128, Earnings Per Share